EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to the Registration Statement on Form S-8 (No. 333-57248) pertaining to the TurboSonic Technologies, Inc. 2000 Stock Plan and to the Registration Statement on Form S-8 (No. 333-120731) pertaining to the TurboSonic Technologies, Inc. 2003 Stock Plan of our report dated August 27, 2004, with respect to the consolidated financial statements of TurboSonic Technologies, Inc. for the year ended June 30, 2004 included in this Annual Report (Form 10-KSB).

/s/ Ernst & Young LLP
September 26, 2005
Kitchener, Ontario, Canada